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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


                                        Jurisdiction
Name                                    of Incorporation       Year Organized
----                                    ----------------       --------------

Telegen Communications Corporation      California             1990

Morning Star Multimedia, Inc.           New Jersey             1996

Telegen Display Laboratories, Inc.      California             1996

Morning Star Acquisition Corporation    California             1996